- 1 - 016335.00010 36435896.1 EMPLOYMENT AGREEMENT This EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of April 12, 2022, by and between Network Medical Management, Inc., a California corporation (the “Employer”), and Chandan Basho (the “Employee,” and together with the Employer, collectively referred to as the “Parties”) to become effective on the “Effective Date” as set forth in Section 21 below. WHEREAS, the Employer desires to employ the Employee from and after the Effective Date on the terms and conditions set forth below, and the Employee is willing to serve the Employer on such terms and conditions. NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows: 1. Employment. (a) Engagement and Duties. Employer hereby employs Employee as Chief Strategy Officer (“CSO”) during the term of this Agreement to perform the duties outlined in Exhibit A to this Agreement and such other duties as may be assigned to the Employee from time to time by Employer’s Chief Executive Officer. Employee hereby accepts such employment by Employer upon the terms and subject to conditions set forth in this Agreement. Employee shall report to Brandon Sim, Co-Chief Executive Officer. Employee shall devote best efforts, skills and abilities, on a full-time basis, exclusively to the Employer’s business. Employee covenants and agrees to faithfully adhere to and fulfill such policies as are established from time to time by the Board of Directors of Apollo Medical Holdings, Inc. (the “Board”) or the Employer (“Policies”). (b) Performance of Services for Affiliates. In addition to the performance of services for Employer, Employee shall, to the extent so required by Employer, also perform services for its “Affiliates” (as defined in Section 6 below), provided that such services are consistent with the kind of services Employee performs or may be required to perform for Employer under this Agreement. If Employee performs any services for any Affiliate, Employee shall not be entitled to receive any compensation or remuneration in addition to or in lieu of the compensation and remuneration provided under this Agreement on account of such services for the Affiliate. The Policies will govern Employee’s employment by Employer and its Affiliates for which Employee is asked to provide services. In addition, Employee covenants and agrees that Employee will faithfully adhere to and fulfill such additional policies as may be established from time to time by the board of directors of any Affiliate for which Employee performs services, to the extent that such policies and procedures differ from or are in addition to the Policies adopted by Employer. (c) No Conflicting Obligations. Employee represents and warrants to Employer that Employee is under no obligations or commitments, whether contractual or otherwise, that are inconsistent with Employee’s obligations under this Agreement or that would prohibit Employee, contractually or otherwise, from performing Employee’s duties as under this Agreement and the Policies; however, Employee is an advisor to the Board of Wider Circle, the position requires approximately five to ten hours a month, and these duties are not in conflict with any obligations owed to Employer.. (d) No Unauthorized Use of Third-Party Intellectual Property. Employee represents and warrants to Employer that Employee will not use or disclose, in connection with Employee’s employment by Employer or any Affiliate, any patents, trade secrets, confidential information, or other proprietary information or intellectual property as to which any other person has any right, title or interest, except to the extent that Employer or its Affiliate holds a valid license or other written permission for such use from the owner(s) thereof. Employee represents and warrants to Employer that Employee has returned all property and confidential information belonging to any prior employer. 2. Term. The Parties mutually agree that this Agreement may be terminated at any time as long as the terminating Party gives the other written notice of intent to terminate at least sixty (60) days prior to such date. Please refer to paragraphs 4 and 5 below. The time in which the Agreement is in effect is referred to herein as the “Term”.

- 2 - 016335.00010 36435896.1 3. Compensation and Related Matters. The Employer shall provide the Employee with the compensation and benefits set forth in this Section 3 during the Term. (a) Base Salary. The Employer shall pay the Employee, as an exempt employee, for all services rendered a base salary of $300,000 per year (the “Base Salary”), payable, bi-weekly, and in accordance with the Employer’s payroll procedures, subject to customary withholdings and employment taxes. (b) Sign-On Bonus. Employee will be eligible for a Sign On bonus (the “Sign-On Bonus”) of non-qualified stock options with a value of $200,000.00 (as of April 12, 2022), with underlying stock NASDAQ:AMEH, with exercise price at the Reference Stock Price, and with expiration date three years from date of grant. Employer will have the right to rescind and/or demand return of all of the pro-rated Sign-On Bonus, in monetary form, if Employee terminates this Agreement within 18 months of start date, unless Employee terminates this Agreement for Good Reason, as defined in Section 4(e) below. The Reference Stock Price is defined as the stock price for NASDAQ:AMEH at the close of normal trading hours on your sign date. (c) Initial Stock Award. Additionally, the Employee will be granted a restricted stock award (the “Initial Stock Award”) from Apollo Medical Holdings, Inc. with a value of $600,000.00 (maximum granted), to be vested in 25% increments per year for the next 4 full years of service. Actual number of shares granted will be calculated by dividing the dollar amount listed above by the Reference Stock Price, rounded down to the nearest whole share. The Reference Stock Price is defined as the stock price for NASDAQ:AMEH at the close of normal trading hours on your sign date. (d) Additional Stock Award. Additionally, the Employee will be granted a restricted stock award (the “Additional Stock Award”) from Apollo Medical Holdings, Inc. with a value of $600,000.00 (maximum granted), to be vested in 25% increments per year for the next 4 full years of service as an Additional Stock Award. Actual number of shares granted will be calculated by dividing the dollar amount listed above by the Reference Stock Price, rounded down to the nearest whole share. The Reference Stock Price is defined as the stock price for NASDAQ:AMEH at the close of normal trading hours on your sign date. A “No Fault Separation” means that, during the Term, either the Employee has resigned for Good Reason (as defined in Section 4(e) below), the Employer has terminated the Employee’s employment without Cause (as defined in Section 4(d) below or the Employee terminates employment on account of death or Disability (as defined in Sections 4(a) & (b) below). In the event the Employee terminates service due to a No Fault Separation, any requirements under either the Sign-On Bonus or Initial Stock Award, but for avoidance of doubt, not the Additional Stock Award, held by the Employee shall be deemed to have been satisfied by the Employer immediately prior to such termination. For avoidance of doubt, a No Fault Separation entitles the Employee to be 100% fully vested with respect to the Sign-On Bonus and the Initial Stock Award. (e) Annual Bonus. In the Employer’s sole discretion, the Employee is eligible to receive an annual cash bonus (the “Annual Bonus”) ranging from zero to 1.5 times the Base Salary, or more, for each fiscal year during the Term on such terms and conditions as the Board shall determine in its discretion consistent with the terms of the Employer’s business plan. (f) Long Term Incentive Awards. In the Employer’s sole discretion, the Employee may be eligible to participate in any long term incentive plan that may be available to similarly positioned Employees. The Board may determine to grant long-term incentive awards in cash or in equity awards settled in shares of the Employer’s or its Affiliates’ stock, including but not limited to stock options, restricted stock and performance shares. Any equity or options will be granted according to the latest Equity Incentive Plan approved by the Board. (g) Paid Time Off. During the Term, the Employee will be eligible for four weeks of paid time off in accordance with and subject to all of the terms and conditions of the Employer’s Paid Time Off policy (which such policy is compliant with CA’s Paid Sick Leave requirements), as such policy may be amended from time to time in the Employer’s sole discretion. Employee will also be eligible for paid holidays, in accordance with and subject to all of the terms and conditions of the Employer’s policies, as such policies may be amended from time to time or terminated in the Employer’s sole discretion.

- 3 - 016335.00010 36435896.1 (h) Expenses. The Employee shall be entitled to prompt reimbursement of reasonable and usual business expenses incurred on behalf of Employer in accordance with the Employer’s expense reimbursement policy. (i) Benefits. The Employee shall be entitled to continue to participate in or receive benefits under any employee benefit plan or arrangement which is or may, in the future, be made available by the Employer to its employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plan or arrangement. (j) Tax Withholding. The Employer shall undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement, to the extent it reasonably and in good faith believes it is required to make such deductions, withholdings and tax reports. Payments with respect to compensation and benefits referred to under this Agreement shall be in amounts net of any such deductions or withholdings. Nothing in this Agreement shall be construed to require the Employer to make any payments to compensate the Employee for any adverse tax effect associated with any payments or benefits, or for any deduction or withholding from any payment or benefit. Employee will be solely responsible for and will satisfy all of Employee’s tax obligations associated with all compensation paid or provided to Employee under this Employment Agreement. Employee acknowledges and agrees that Employee is not relying on any advice from the Employer or any Employer affiliate, officer, director, employee, agent or attorney with respect to any tax issue relating to this Employment Agreement. (k) Directors And Officers Insurance: If Employee is promoted to the Chief Operating Officer role, Employer will specifically include Employee as a named insured within the Directors and Officers insurance policy. 4. Termination. The Employee’s employment hereunder may be terminated during the Term without any breach of this Agreement under the following circumstances: (a) Death. The Employee’s employment hereunder shall terminate upon the Employee’s death. (b) Disability. The Employer may terminate the Employee’s employment if the Employee is disabled for 90 or more consecutive days and, because of the disability, is unable to perform the essential functions of the Employee’s then existing position or positions under this Agreement with or without reasonable accommodation. This provision is not intended to reduce any rights the Employee may have pursuant to any law, including without limitation the California Family Rights Act, the Family and Medical Leave Act, the California Fair Employment and Housing Act, and the Americans with Disabilities Act. (c) Termination by the Employer for Cause. At any time during the Term, the Employer may terminate the Employee’s employment hereunder for Cause. For purposes of this Agreement, “Cause” shall mean: (i) conduct by the Employee constituting a material act of willful misconduct, in the sole discretion of Employer, in connection with the performance of the Employee’s duties that results in loss, damage or injury that is material to the Employer; (ii) the commission by the Employee of any felony; (iii) continued non-performance, or failure to achieve growth, operational, and strategic goals, in the sole discretion of Employer, by the Employee of the Employee’s duties hereunder (other than by reason of the Employee’s physical or mental illness, incapacity or disability); (iv) a material breach, according to the standard of the Employer, by the Employee of any of the provisions of any agreement with the Employer or its successor that results in loss, damage or injury that is material to the Employer; (v) willful failure to cooperate with a bona fide, in the sole discretion of Employer, internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Employer to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the willful inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigations; (vi) fraud, embezzlement or theft against the Employer or any of its Affiliates (as defined in Section 6(a) below); (vii) any damage of a material nature to any property of Employer or any of its affiliates caused by Employee's willful or grossly negligent conduct; (viii) the repeated nonprescription use of any controlled substance or the repeated use of alcohol, (vii), the Employer reasonably determines or renders the Employee unfit to serve as an officer or employee of Employer or its affiliates; or (ix) conduct by Employee that in the good faith determination of the Employer demonstrates unfitness to serve as an officer or employee of Employer or its affiliates, including, without

- 4 - 016335.00010 36435896.1 limitation, a finding by the Employer or any regulatory authority that Employee committed acts of employee harassment or violated a material law or regulation applicable to the business of Employer or any of its Affiliates. With respect to the events in (i), (iii) and (iv) herein, the Employer shall have delivered written notice to the Employee of its intention to terminate the Employee’s employment for Cause, which notice specifies in reasonable detail the circumstances claimed to give rise to the Employer’s right to terminate the Employee’s employment for Cause and the Employee shall not have cured such circumstances to the extent such circumstances are reasonably susceptible to cure as determined by the Board in good faith within sixty (60) days following the Employer’s delivery of such notice. For avoidance of doubt, “Cause” shall not include (1) expense reimbursement disputes in which the Employee acts in reasonable good faith; (2) occasional, customary and de minimis use of the Employer’s property for personal purposes; and (3) acting in good faith upon advice of Employer’s legal counsel. (d) Termination by Employer without Cause. At any time during the Term, the Employer may terminate the Employee’s employment hereunder without Cause by providing the Employee with sixty (60) days advance written notice. Any termination by the Employer of the Employee’s employment under this Agreement that does not constitute a termination for Cause under Section 4(c) and does not result from the death or Disability of the Employee under Sections 4(a) or 4(b) shall be deemed a termination without Cause under this Section 4(d). Any suspension of the Employee’s employment with pay or benefits by the Board in good faith pending an investigation of alleged improper activities by the Employee that, if determined to be accurate, would be grounds for a Cause termination, shall not be considered a termination of the Employee’s employment without Cause or provide with Good Reason to terminate employment. (e) Termination by the Employee. At any time during the Term, the Employee may terminate his employment hereunder for any reason, including, but not limited to, Good Reason. For purposes of this Agreement, “Good Reason” shall mean that the Employee has complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events: (i) a material diminution in the Employee’s responsibilities, authority or duties, in the sole discretion of Employer; or (ii) the material breach of this Agreement by the Employer, including but not limited to a failure to pay Base Salary or Annual Bonus as provided for under this Agreement; or (iii) Employee has not been promoted to the role of Chief Operating Officer within ten (10) months of the Effective Date; or (iv) the Employer changes more than 30% in ownership; or (v) Brandon Sim is no longer part of the management team of Apollo Medical Holdings, Inc. or one of its wholly owned subsidiaries; or (vi) the Employer files for bankruptcy protection. “Good Reason Process” shall mean (i) the Employee reasonably determines in good faith that a “Good Reason” condition has occurred; (ii) the Employee notifies the Employer in writing of the occurrence of the Good Reason condition within (60) days of the occurrence of such condition; (iii) the Employee cooperates in good faith with the Employer’s efforts, for a period of sixty (60) days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) the Employee terminates his employment within fourteen(14) days after the end of the Cure Period. If the Employer cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred. (f) Notice of Termination. Except for termination as specified in Section 4(a), any termination of the Employee’s employment shall be communicated by written Notice of Termination by the terminating Party to the other Party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon. (g) Date of Termination. “Date of Termination” shall mean the earliest of the following: (i) if the Employee’s employment is terminated by the Employee’s death, the date of the Employee’s death; (ii) if the Employee’s employment is terminated on account of Disability under Section 4(b) or by the Employer for Cause under Section 4(c), the date on which Notice of Termination is given that follows any applicable required cure period; (iii) if the Employee’s employment is terminated by the Employer under Section 4(d), sixty (60) days after the date on which a Notice of Termination is given; (iv) if the Employee’s employment is terminated by the Employee under Section 4(e) without Good Reason, sixty (60) days after the date of which a Notice of Termination is given or such shorter period agreed to by the Employer; or (v) if the Employee’s employment is terminated by the Employee under Section 4(e) with Good Reason, the date on which Notice of Termination is given after the end of the Cure

- 5 - 016335.00010 36435896.1 Period. Notwithstanding the foregoing, in the event that the Employee gives a Notice of Termination to the Employer, the Employer may unilaterally accelerate the Date of Termination but such acceleration shall nevertheless be deemed a termination without cause by the Employer, on the accelerated date for purposes of this Agreement. For purposes of determining the time when the lump sum portion of the Severance Amount, if any, is to be paid under Section 5(b)(i) of this Agreement, “Date of Termination” means the Employee’s separation from service as defined under Section 409A. 5. Compensation upon Termination. (a) Accrued Benefits. If the Employee’s employment with the Employer is terminated for any reason during the Term, the Employer shall pay or provide the Employee (or the Employee’s authorized representative or estate) any earned but unpaid Base Salary or Annual Bonus for services rendered through the Date of Termination, unpaid expense reimbursements, and accrued but unused paid time off (the “Accrued Benefits”) within the time prescribed by California law. With respect to vested compensation or benefits the Employee may have under any employee benefit or compensation plan, program or arrangement of the Employer, payment will be made to the Employee under the terms of the applicable plan, program or arrangement. (b) Termination by the Employer without Cause or by the Employee with Good Reason. If the Employee’s employment is terminated by the Employer without Cause as provided in Section 4(d), or the Employee terminates his employment for Good Reason as provided in Section 4(e), then (i) the Employer shall, through the Date of Termination, pay the Employee his or her Accrued Benefits, and (ii) if the Employee signs a general release of claims (the “Release”) within twenty-one (21) days of the receipt of the form of the Release (extended to forty-five (45) days in the event of a group termination or exit incentive program) and does not revoke such Release during the seven-day revocation period: (i) the Employer shall pay the Employee at a minimum an amount equal to one- twelfth (1/12) of the Employee’s most recent Base Salary times the number of full years of service completed, not to exceed twelve (12) years of service (but determined prior to any action involving Base Salary that would constitute Good Reason) (the “Severance Amount”). For the avoidance of doubt, the maximum Severance Amount payable to Employee pursuant to the terms of this Agreement shall equal one (1) year of the Employee’s most recent Base Salary, subject to such payroll deductions and withholdings as are required by law. To the extent that such Severance Amount exceeds the 409A Separation Pay Limit (as defined below), such amount shall be paid in a single lump sum on the regular payroll date of the Employer, pertaining to then current salaried employees of the Employer, (“payroll date”) next following the first anniversary date of the Employee’s Date of Termination. The portion of the Severance Amount that does not exceed the 409A Separation Pay Limit shall be paid in substantially equal amounts on each payroll date over a one year period; and (ii) the Employer shall pay the Employee an amount in cash equal to the Employer’s premium amounts paid for coverage of Employee at the time of the Employee’s termination of coverage under the Employer’s group medical, dental and vision programs for a period of twelve (12) months, to be paid directly to the Employee at the same times such payments would be paid on behalf of a current employee for such coverage; provided, however: (A) No payments shall be made under this paragraph (ii) unless and until the Employee timely elects continued coverage under such plan(s) pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 as amended (“COBRA”); (B) This paragraph (ii) shall not be read or construed as placing any restrictions upon amounts paid under this paragraph (ii) as to their use; (C) Payments under this paragraph (ii) shall cease as of the earliest to occur of the following: (1) the Employee is no longer eligible for and continuing to receive the COBRA coverage elected in subparagraph (A); (2) the time period set forth in the first sentence of this paragraph (ii); (3) the date on which the Employee first becomes eligible to enroll in a group health plan in which eligibility is based on employment with an employer; and (4) if the Employer in good

- 6 - 016335.00010 36435896.1 faith determines that payments under this paragraph (ii) would result in a discriminatory health plan pursuant to the Patient Protection and Affordable Care Act of 2010, as amended. (iii) Each individual payment of Severance Amount under Section 5(b)(i), and each payment under Section 5(b)(ii) of this Agreement, shall be deemed to be a separate “payment” for purposes and within the meaning of Treasury Regulation Section 1.409A-2(b)(2)(iii). (iv) For each individual payment of the Severance Amount under Section 5(b)(i), and each payment under Section 5(b)(ii), of this Agreement, if considered “non-qualified deferred compensation” (“NQDC”) under Section 409A, then the Employer shall make any such payment not earlier than the earlier of: (x) the first payroll date which is six (6) months following the Employee’s separation from service (as defined under Section 409A) with the Employer, or (y) the date of Employee’s death. The Employer may in its sole discretion accelerate or defer (but not beyond the time limit set forth below) any severance payments which do not constitute NQDC in order to allow for the payment of taxes due, but not beyond the time limit specified for such payment such that the payment would be treated as NQDC. (v) For purposes of this Section 5, (A) “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations thereunder, and (B) “409A Separation Pay Limit” means two times the lesser of (x) the Employee’s annual compensation during the calendar year preceding the year of the termination of employment; and (y) the adjusted compensation limit under Code Section 401(a)(17) in effect for the year of the termination. 6. Confidential Information/Competitive Activities/Intellectual Property/ Cooperation. (a) Definitions. As used in this Agreement: (i) “Affiliate” means, as to any Person, (A) any other Person which directly, or indirectly through one or more intermediaries, controls such Person or is consolidated with such Person in accordance with GAAP, (ii) any other Person which directly, or indirectly through one or more intermediaries, is controlled by or is under common control with such Person, or (B) any other Person of which such Person owns, directly or indirectly, fifty percent (50%) or more of the common stock or equivalent equity interests. As used herein, the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities or otherwise. (ii) “Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization. (iii) “Confidential Information” means information belonging to the Employer or its Affiliates which is of value to the Employer or any of its Affiliates in the course of conducting its business (whether having existed, now existing, or to be developed or created during Employee’s employment by Employer) and the disclosure of which could result in a competitive or other disadvantage to the Employer or its Affiliates. Confidential Information includes, without limitation, contract terms and rates; negotiating and contracting strategies; financial information, reports, and forecasts; inventions, improvements and other intellectual property; product plans or proposed product plans; trade secrets; designs, processes or formulae; software; employee, customer, patient, provider and supplier information; information from patient medical records; financial data; insurance reimbursement methodologies, strategies and practices; product and service pricing methodologies, strategies and practices; contracts with physicians, providers, provider networks, payors, physician databases and contracts with hospitals; regulatory and clinical manuals; and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities) that have been discussed or considered by the Employer or its Affiliates, including, without limitation, the management of the Employer or its Affiliates. Confidential Information includes information developed by the Employee in the course of the Employee’s employment by the Employer, as well as other information to which the Employee may have access in connection with the Employee’s employment. Confidential Information also includes the confidential information of others with which the Employer or its Affiliates has a business

- 7 - 016335.00010 36435896.1 relationship. Notwithstanding the foregoing, Confidential Information does not include information in the public domain, unless due to breach of the Employee’s duties under Section 6(b), unless otherwise due to Employee’s breach of the obligations in this Agreement, or unless due to violation of another Person’s obligations to the Employer or its Affiliates that Employee should have taken reasonable measures to prevent but that Employee did not take. (b) Confidentiality. The Employee understands and agrees that the Employee’s employment creates a relationship of confidence and trust between the Employer and the Employee with respect to all Confidential Information. At all times, both during the Employee’s employment with the Employer and after the Employee’s termination from employment for any reason, the Employee shall keep in confidence and trust all such Confidential Information, and shall not use, disclose, or transfer any such Confidential Information without the written consent of the Employer, except as may be necessary within the scope of Employee’s duties with Employer and in the ordinary course of performing the Employee’s duties to the Employer or as otherwise provided in Section 6(c). Employee understands and agrees not to sell, license or otherwise exploit any products or services which embody or otherwise exploit in whole or in part any Confidential Information or materials. Employee acknowledges and agrees that the sale, misappropriation, or unauthorized use or disclosure in writing, orally or by electronic means, at any time of Confidential Information obtained by Employee during or in connection with the course of Employee’s employment constitutes unfair competition. Employee agrees and promises not to engage in unfair competition with Employer or its Affiliates, either during employment, or at any time thereafter. Employee further agrees (unless required by the Employer in connection with employment or with the Employer's express written consent) not to copy, take, or remove any of the Employer's books, records, customer lists, or any other documents or materials from the Employer's premises, including Human Resources manuals, materials, and forms. The Employee shall not, at any time whatsoever, either during the term of this Agreement or after its termination, disclose to others, either directly or indirectly, or take or use for the Employee’s own competitive purposes or the competitive purposes of others, either directly or indirectly, any confidential information, knowledge or data of the Employer. Upon (a) the voluntary or involuntary termination of employment with the Employer for whatever reason; or (b) at any time the Employer demands, Employee shall promptly deliver to the Employer at his or her sole cost any and all of the Employer's books, records, confidential information, and/or any other documents or materials which are in Employee’s possession or under Employee’s control or any copies thereof. (c) Protected Rights. Notwithstanding anything to the contrary in this Section 6, this Agreement is not intended to, and shall not, in any way prohibit, limit or otherwise interfere with the Employee’s protected rights under federal, state or local law to, without notice to the Employer, (i) communicate or file a charge with a government regulator; (ii) participate in an investigation or proceeding conducted by a government regulator; or (iii) receive an award paid by a government regulator for providing information. (d) Documents, Records, etc. All documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, that are furnished to the Employee by the Employer or its Affiliates or are produced by the Employee in connection with the Employee’s employment will be and remain the sole property of the Employer and its Affiliates. The Employee shall return to the Employer all such materials and property as and when requested by the Employer. In any event, the Employee shall return all such materials and property immediately upon termination of the Employee’s employment for any reason. The Employee shall not retain any such material or property or any copies thereof after such termination. It is specifically agreed that any documents, card files, notebooks, programs, or similar items containing customer or patient information are the property of the Employer and its Affiliates regardless of by whom they were compiled. (e) Disclosure Prevention. The Employee will take all reasonable precautions to prevent the inadvertent or accidental exposure of Confidential Information. (f) Removal of Material. The Employee will not remove any Confidential Information from the Employer’s or its Affiliate’s premises except for use in the Employer’s business, and only consistent with the Employee’s duties with the Employer. (g) Copying. The Employee agrees that copying or transferring Confidential Information (by any means) shall be done only as needed in furtherance of and for use in the Employer’s and its Affiliate’s business,

- 8 - 016335.00010 36435896.1 and consistent with the Employee’s duties with the Employer. The Employee further agrees that copies of Confidential Information shall be treated with the same degree of confidentiality as the original information and shall be subject to all restrictions herein. (h) Computer Security. The Employee agrees to comply with the Employer’s policies and procedures concerning computer security. (i) E-Mail. The Employee acknowledges that the Employer retains the right to review any and all electronic mail communications made with employer provided email accounts, hardware, software, or networks, with or without notice, at any time. (j) Assignment. The Employee acknowledges that any and all inventions, discoveries, designs, developments, methods, modifications, trade secrets, processes, software, formulae, data, “know-how,” databases, algorithms, techniques and works of authorship whether or not patentable or protectable by copyright or trade secret, made or conceived, first reduced to practice, or learned by the Employee, either alone or jointly with others, during the Term that (i) relate to or are useful in the business of the Employer or its Affiliates, or (ii) are conceived, made or worked on at the expense of or during the Employee’s work time for the Employer, or using any resources or materials of the Employer or its Affiliates, or (iii) arise out of tasks assigned to the Employee by the Employer (together “Proprietary Inventions”) will be the sole property of the Employer or its Affiliates. The Employee acknowledges that all work performed by the Employee is on a “work for hire” basis and the Employee hereby assigns or agrees to assign to the Employer the Employee’s entire right, title and interest in and to any and all Proprietary Inventions and related intellectual property rights. The Employee agrees to assist the Employer to obtain, maintain and enforce intellectual property rights for Proprietary Inventions in any and all countries during the Term, and thereafter for as long as such intellectual property rights exist. NOTICE TO CALIFORNIA EMPLOYEES Pursuant to California Labor Code §2870, an agreement requiring the employee to assign or offer to assign any of his or her rights in any invention to his or her employer does not apply to an invention which qualifies fully under the provisions of California Labor Code § 2870, which provides as follows: “(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either: “(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or “(2) Result from any work performed by the employee for the employer. “(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.” (k) Competitive Activities. Employee agrees and covenants that, at any time during Employee’s employment with the Employer and for a period of twelve (12) months immediately following the termination of Employee’s relationship with the Employer for any reason, whether with or without cause, Employee shall not, either on Employee’s own behalf or on behalf of any other Person: (i) solicit the services of the Employer’s employees or entice away, directly or indirectly, any Person employed or engaged by or otherwise providing services to the Employer or its Affiliates, whether in an employment capacity or otherwise (this provision does not prohibit the Employee’s post- termination acceptance of unsolicited applications for employment); or (ii) take any action or engage in any unfair business practice, including, without limitation, any misappropriation of confidential, proprietary or trade

- 9 - 016335.00010 36435896.1 secret information of the Employer or its Affiliates, as a result of which relations between the Employer or its Affiliates, and any of their customers, clients, suppliers, distributors or others, may be impaired or which might otherwise be detrimental to the business interests or reputation of the Employer or its Affiliates. During the term of Employee’s employment, Employee shall not, directly or indirectly as an employee, contractor, officer, director, member, partner, agent, or equity owner, engage in any activity or business that competes or could reasonably be expected to compete with the business of Employer or any Affiliate. Employee acknowledges that there is a substantial likelihood that the activities described in this Section would (a) involve the unauthorized use or disclosure of Employer’s or an Affiliate’s Confidential Information and that use or disclosure would be extremely difficult to detect, and (b) result in substantial competitive harm to the business of Employer or an Affiliate. Employee has accepted the limitations of this Section as a reasonably practicable and unrestrictive means of preventing such use or disclosure of Confidential Information and preventing such competitive harm. (l) Third-Party Agreements and Rights. The Employee hereby confirms that the Employee is not bound by the terms of any agreement with any previous employer or other party which restricts in any way the Employee’s use or disclosure of information or the Employee’s engagement in any business except as Employee has previously provided written notice to Employer and has attached to this Agreement. The Employee represents to the Employer that the Employee’s execution of this Agreement, the Employee’s employment with the Employer and the performance of the Employee’s proposed duties for the Employer will not violate any obligations the Employee may have to any previous employer or other party. In the Employee’s work for the Employer, the Employee will not disclose or use any information in violation of any agreements with or rights of any such previous employer or other party, and the Employee will not bring to (by any means) the premises of the Employer any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party. See Exhibit B for Employee’s Confidentiality, Assignment and Non-Solicitation Agreement with previous employer. (m) Litigation and Regulatory Cooperation. During and after the Employee’s employment, the Employee shall cooperate fully with the Employer in the defense or prosecution of any claims or actions now in existence or that may be brought in the future against or on behalf of the Employer that relate to events or occurrences that transpired while the Employee was employed by the Employer. The Employee’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Employer at mutually convenient times. During and after the Employee’s employment, the Employee also shall cooperate fully with the Employer in connection with any investigation or review of any federal, state, or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Employee was employed by the Employer. The Employer shall reimburse the Employee for any reasonable out of pocket expenses, including, but not limited to, actual missed wages, incurred in connection with the Employee’s performance of obligations pursuant to this Section. “Full cooperation” shall not be construed to in any way require any violation of law or any testimony that is false or misleading. (n) Enforcement; Injunction. The Employee acknowledges and agrees that the restrictions contained in this Agreement are reasonable and necessary to protect the business and interests of the Employer and its Affiliates, do not create any undue hardship for the Employee, and that any violation of the restrictions in this Agreement would cause the Employer and its Affiliates substantial irreparable injury. Accordingly, the Employee agrees that a remedy at law for any breach or threatened breach of the covenants or other obligations in Section 6 of this Agreement would be inadequate and that the Employer, in addition to any other remedies available, shall be entitled to obtain preliminary and permanent injunctive relief to secure specific performance of such covenants and to prevent a breach or contemplated or threatened breach of this Agreement without the necessity of proving actual damage and without the necessity of posting bond or security, which the Employee expressly waives. Moreover, the Employee will provide the Employer a full accounting of all proceeds and profits received by the Employee as a result of or in connection with a breach of Section 6 of this Agreement. Unless prohibited by law, the Employer shall have the right to retain any amounts otherwise payable by the Employer to the Employee to satisfy any of the Employee’s obligations as a result of any breach of Section 6 of this Agreement. The Employee hereby agrees to indemnify and hold harmless the Employer and its Affiliates from and against any damages incurred by the Employer or its Affiliates as assessed by a court of competent jurisdiction as a result of any breach of Section 6 of this Agreement by the Employee. Likewise, the Employer hereby agrees to indemnify and hold harmless the Employee from and against any damages incurred by the Employee as assessed by a court of competent jurisdiction as a result of any breach of Section 6 of this Agreement by the Employer. The prevailing party shall be entitled to recover its reasonable attorneys’ fees and costs if it prevails in any action to enforce Section 6 of this Agreement. It is the express intention

- 10 - 016335.00010 36435896.1 of the parties that the obligations of Section 6 of this Agreement shall survive the termination of the Employee’s employment. The Employee agrees that each obligation specified in Section 6 of this Agreement is a separate and independent covenant that shall survive any termination of this Agreement and that the unenforceability of any of them shall not preclude the enforcement of any other covenants in Section 6 of this Agreement. No change in the Employee’s duties or compensation shall be construed to affect, alter or otherwise release the Employee from the covenants herein. 7. Successors. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and permitted assigns, except it shall not be binding to Employee where any corporation or entity with which or into which the Employer may be merged or which may succeed to its assets or business wherein there has been a change in ownership of more than 50% (“CIO”), Where succession is permissible, Employee’s obligations are personal and shall not be assigned by Employee. The Employee consents to be bound by the provisions of this Agreement, except in circumstances of CIO, for the benefit of the Employer or its Affiliates to whose employ the Employee may be transferred without the necessity that this Agreement be resigned at the time of such transfer. In the event of the Employee’s death after the Date of Termination but prior to the completion by the Employer of all payments due to the Employee under this Agreement, the Employer shall continue such payments to the Employee’s beneficiary designated in writing to the Employer prior to the Employee’s death (or to the Employee’s estate, if the Employee fails to make such designation). 8. Enforceability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. 9. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach. 10. Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by registered or certified mail, postage prepaid, to the Employee at the last address for which the Employee has provided written notice to the Employer, or to the Employer at its main office, to the attention of Chief Executive Officer. 11. Publicity. The Employee hereby grants to the Employer the right to use the Employee’s name and likeness, without additional consideration, on, in and in connection with technical, marketing, regulatory filings and/or disclosure materials published by or for the Employer for the duration of Employee’s employment with Employer. 12. Conflicting Obligations and Rights. The Employee agrees to inform the Employer in writing of any apparent conflicts between the Employee’s work for the Employer and (a) any obligations the Employee may have to preserve the confidentiality of another’s proprietary information or materials or (b) any rights the Employee claims to any inventions or ideas before using the same on the Employer’s behalf. Otherwise, the Employer may conclude that no such conflict exists and the Employee agrees thereafter to make no such claim against the Employer. The Employer shall receive such disclosures in confidence and consistent with the objectives of avoiding any conflict of obligations and rights or the appearance of any conflict of interest. 13. Notification of New Employer. In the event that the Employee leaves the employ of the Employer, voluntarily or involuntarily, the Employee agrees to inform any subsequent employer of the Employee’s obligations under Section 6 of this Agreement. The Employee further hereby authorizes the Employer to notify the Employee’s new employer about the Employee’s obligations under Section 6 of this Agreement. 14. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes any previous oral or written communications, negotiations, representations,

- 11 - 016335.00010 36435896.1 understandings, or agreements between them. Any modification of this Agreement shall be effective only if set forth in a written document signed by the Employee and a duly authorized officer of the Employer. 15. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Employee and by a duly authorized representative of the Employer. 16. Governing Law. This is a California contract and shall be construed under and be governed in all respects by the laws of the State of California, without giving effect to the conflict of laws principles of such State. 17. Obligations of Successors. The Employer shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Employer to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Employer would be required to perform if no such succession had taken place. 18. Limitation on Payments in Certain Events. (a) Limitation on Payments. Notwithstanding anything to the contrary in Section 3 and Section 5 of this Agreement, if any payment or distribution that the Employee would receive pursuant to this Agreement or otherwise (“Payment”) would (a) constitute a “parachute payment” within the meaning of Section 280G of the Code), and (b) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Employer shall cause to be determined, before any amounts of the Payment are paid to the Employee, which of the following alternative forms of payment would maximize the Employee’s after-tax proceeds: (i) payment in full of the entire amount of the Payment (a “Full Payment”), or (ii) payment of only a part of the Payment so that the Employee receives that largest Payment possible without being subject to the Excise Tax (a “Reduced Payment”), whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax (all computed at the highest marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes), results in the Employee’s receipt, on an after-tax basis, of the greater amount of the Payment, notwithstanding that all or some portion the Payment may be subject to the Excise Tax. (b) The independent registered public accounting firm engaged by the Employer for general audit purposes as of the day prior to the date the first Payment is due shall make all determinations required to be made under this Section 18. If the independent registered public accounting firm so engaged by the Employer is serving as accountant or auditor for the individual, group or entity effecting the transaction, the Employer shall appoint a nationally recognized independent registered public accounting firm to make the determinations required hereunder. The Employer shall bear all expenses with respect to the determinations by such independent registered public accounting firm required to be made hereunder. (c) The independent registered public accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Employer and the Employee at such time as requested by the Employer or the Employee. If the independent registered public accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Payment, it shall furnish the Employer and the Employee with an opinion reasonably acceptable to the Employee that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Parties. 19. Consent to Jurisdiction; Forum Selection. At all times the Employee and Employer: (a) irrevocably submit to the exclusive jurisdiction of the Los Angeles Superior Court and United States District Court for the Central District of California, whichever may have competent subject matter jurisdiction, in any action or proceeding arising out of or relating to this Agreement, and irrevocably agree that all claims in respect of any such action or proceeding may be heard and determined in such court; (b) to the extent permitted by law, irrevocably consent to the service of any and all process in any such action or proceeding by the mailing of copies of such process to such party at the address set forth in this Agreement (or otherwise on record with the Employer); (c) to the extent permitted by law, irrevocably confirm that service of process out of such courts in such manner shall be deemed due service upon such party for the purposes of such action or proceeding; (d) to the extent permitted by law, irrevocably waives (i) any

- 12 - 016335.00010 36435896.1 objection the Employee or Employer may have to the laying of venue of any such action or proceeding in any of such courts, or (ii) any claim that the Employee or Employer may have that any such action or proceeding has been brought in an inconvenient forum; and (e) to the extent permitted by law, irrevocably agrees that a final nonappealable judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Section shall affect the right of any party hereto to serve legal process in any manner permitted by law. 20. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document. 21. Effective Date. The effective date of this Agreement (the “Effective Date”) will be April 25, 2022, or as otherwise mutually agreed up on by the Parties. IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Employer by its duly authorized officer, and by the Employee, as of the date first above written. EMPLOYER: NETWORK MEDICAL MANAGEMENT, INC. By: _________________________ Brandon Sim Co-Chief Executive Officer EMPLOYEE: Chan Basho Signed: ________________________ Date: Date: 4/12/20224/12/2022

- 13 - 016335.00010 36435896.1 Exhibit A DUTIES Employee’s duties shall include but not be limited to the following under the direction of the Chief Executive Officer: (1) The development, implementation, and execution of overall corporate strategy for Employer’s and Affiliates’ strategic vision, identification and execution of opportunities to grow. (2) Building and supervising an operations team for Employer’s and Affiliates’ managed care business, while being operationally efficient. (3) Identifying and executing on initiatives to improve operating discipline, talent management, and culture transformation leading to improvements in Employer’s and Affiliates’ net income. (4) Enhancing current capabilities in operations, finance, payer relations, business development, and strategic initiatives.

- 14 - 016335.00010 36435896.1 Exhibit B [TO BE FILLED IN]

- 15 - 016335.00010 36435896.1 ADDENDUM TO EMPLOYMENT AGREEMENT This ADDENDUM TO EMPLOYMENT AGREEMENT (this “Addendum”) is made and entered into as an addendum to the Employment Agreement (“Agreement”) between Network Medical Management, Inc. and Chandan Basho, entered into on April 12, 2022, with Effective Date as specified in Section 21 of the Employment Agreement. Automatic Vesting: If Employee is separated pursuant to sections 4(d) or 4(e) of the EMPLOYMENT AGREEMENT, the Sign-on-Bonus and Initial Stock Award will immediately fully vest and not be subject to cancellation or recission. Performance-Based Bi-Annual Bonus: The Employee’s performance-based bonus will be based on the provisions below for years one and two, and will be subject to the following conditions and terms. After the first two years of employment, non-base salary compensation for Employee (including the performance-based annual bonus) will be equivalent to or greater than $1.3M annually. If a no-fault separation occurs during years 2 or post, the performance- based bonus for that calendar year immediately vests at 100% achievement of performance. For the avoidance of doubt, if the Employment Agreement is terminated without a no-fault separation, all performance-based bonuses will be deemed to have not vested. i. Employer and Employee will discuss goals for years 3 and 4 after 18 months of employment and before 19 months of employment to determine such goals in good faith. Similarly, they will meet 6 months prior to years 5, 7, 9, etc. to develop goals for follow-on years. ii. For each of the Bonus Triggers below, Employer, on an annual basis, in its sole discretion, shall make a calculation and determine (“Determination”), in good faith, whether such triggers were successfully achieved. All shares granted in this Addendum will have both a performance-based and a time-based component, both of which must be met in order for the shares to vest to the Employee. The time-based vesting component of the shares will following the schedule: 50% will vest after one year of Employee’s service, and the second 50% after two years of the Employee’s service. In addition to the time-based vesting schedule, the events which are defined below in each Bonus Trigger must also be fulfilled for the shares to vest to Employee. For avoidance of doubt, for the Employee to vest the shares granted in this Addendum, both the appropriate amount of time must have passed as well as the Bonus Trigger having been accomplished as defined below. iii. All references to shares granted in this Addendum during years one and two will obey the following sentence. Actual number of shares granted will be calculated by dividing the dollar amount listed above by the Reference Stock Price, rounded down to the nearest whole share. The Reference Stock Price is defined as the stock price for NASDAQ:AMEH at the close of normal trading hours on your sign date. iv. The bonus, if earned, subject to Determination, is payable in accordance with the Employer’s payroll procedures, subject to customary withholdings and employment taxes. Network Medical Management, Inc. (the “Employer”) agrees to the following triggers, collectively, the “Bonus Triggers”: 1. (“Bonus Trigger 1”): If, within 24 months of the Employee’s start date, the Employee leads the Payer Relations and Contracting department to gain national or state-wide contracts, the Employee will be granted a restricted stock award from Apollo Medical Holdings, Inc. with a value of USD $100,000.00. 2. (“Bonus Trigger 2”): If, within 24 months of the Employee’s start date, the Employee reduces Alpha Care Medical Group and Accountable IPA Medical Loss Ratio by a mutually agreed upon amount, to be determined within 30 days post the employment start date of the Employee, the Employee will be granted a restricted stock award from Apollo Medical Holdings, Inc. with a value of USD $1,000,000.00. 3. (“Bonus Trigger 3”): If, within 24 months of the Employee’s start date, the Employee establishes a team to ensure seamless transition of new Managed Services clients, and adds a mutually agreed upon amount of

- 16 - 016335.00010 36435896.1 Managed Services Revenue to be determined within 30 days post the employment start date of the Employee, the Employee will be granted a restricted stock award from Apollo Medical Holdings, Inc. with a value of USD $400,000.00. 4. (“Bonus Trigger 4”): If, before October 30, 2022, Alpha Care Medical Group and LaSalle Medical Associates are released fully from monetarily punitive Corrective Action Plans and/or other sanctions, the Employee will be granted a restricted stock award from Apollo Medical Holdings, Inc. with a value of USD $250,000.00. 5. (“Bonus Trigger 5”): If, within 24 months of the Employee’s start date, the Employee establishes stable operations in the Claims department, including but not limited to productivity tracking, accountability, institutional claims processing, claims accuracy, and claims recovery, the Employee will be granted a restricted stock award from Apollo Medical Holdings, Inc. with a value of USD $200,000.00. 6. (“Bonus Trigger 6”): If, within 24 months of the Employee’s start date, the Employee establishes to a reasonable and mutually agreed upon degree of operating discipline, talent management, and culture transformation, the Employee will be granted a restricted stock award from Apollo Medical Holdings, Inc. with a value of USD $50,000.00. The promises, covenants, agreements and declarations contained in this Addendum are intended to and shall have the same force and effect as if set forth in the body of the Agreement. To the extent that the provisions of this Addendum are inconsistent with the terms and conditions of the Agreement, the provisions of this Addendum shall control. IN WITNESS WHEREOF, this Addendum has been executed as a sealed instrument by the Employer by its duly authorized officer, and by the Employee, as of the date first above written. EMPLOYER: NETWORK MEDICAL MANAGEMENT, INC. By: _________________________ Brandon Sim Co-Chief Executive Officer EMPLOYEE: Chandan Basho Signed: ________________________ Date: Date: 4/12/20224/12/2022